EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-108162, 333-118976, 333-118977, 333-124964, 333-143203 and 333-143204) on Form S-8 of Noble Energy, Inc. of our reports dated February 18, 2009, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity,  comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Noble Energy, Inc. Our report with respect to the consolidated financial statements refers to changes in the method of accounting for defined benefit pension and other postretirement plans in 2006.

/s/ KPMG LLP

Houston, Texas
February 18, 2009